Exhibit 5.1

May 26, 2011

The Board of Directors

of Williams Controls, Inc.

Re:	Registration Statement on Form S-8

Gentlemen:

We have acted as counsel to Williams Controls, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”), under the Securities Act of 1933, as amended (the “Act”), of the Company’s registration statement on Form S-8 (the “Registration Statement”). The Registration Statement covers 300,000 shares of the Company’s common stock, $0.01 par value (“Shares”), that may be issued by the Company under the Company’s 2010 Restated Stock Option Plan and 20,000 Shares that may be issued by the Company under the Company’s 2010 Restated Formula Stock Option Plan for Non-Employee Directors (together, the “Plans”).

In that connection, we have reviewed originals or copies identified to our satisfaction of the following documents:

(a)	Registration Statement;

(b)	The Certificate of Incorporation and Bylaws of the Company, as amended;

(c)	The Plans; and

(d)

Originals or copies of such other corporate records of the Company and actions of its board of directors, certificates of public officials and of officers of the Company and agreements and other documents as we have deemed necessary as a basis for the opinions expressed below.

In our review we have assumed:

(i)	The genuineness of all signatures;

(ii)	The authenticity of the originals of the documents submitted to us;

(iii)	The conformity to authentic originals of any documents submitted to us as copies; and

(iv)	As to matters of fact, the truthfulness of the representations made in certificates of public officials and officers of the Company.

We have not independently established the validity of the foregoing assumptions.

Our opinion set forth below is limited to the Delaware General Corporation Law as in effect as of the date of this letter, and we do not express any opinion herein concerning any other law. We express no opinion as to the correctness, completeness or accuracy of any statement in the Registration Statement.

Based on the foregoing and upon such other investigation as we have deemed necessary and subject to the qualifications set forth herein, we are of the opinion that the Shares have been duly authorized and, when issued and sold in the manner and under the terms described in the Registration Statement, will be validly issued, fully paid and nonassessable.

This opinion letter speaks only as of the date hereof. We expressly disclaim any responsibility to advise you of any development or circumstance of any kind, including any change of law or fact that may occur after the date of this opinion letter that might affect the opinion expressed herein.

We understand that this opinion is to be used in connection with the Registration Statement. We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Company’s Registration Statement on Form S-8 filed as of the date hereof and to the reference to this firm under the caption “Legal Matters” in the Prospectus constituting a part of the Registration Statement. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act and the rules and regulations promulgated thereunder.

Very truly yours,

/s/ Davis Wright Tremaine LLP

Davis Wright Tremaine LLP